Exhibit 99.1

DREAMWORKS ANIMATION ANNOUNCES

WITHDRAWAL OF SECONDARY OFFERING AND UPDATES 2005 GUIDANCE

Glendale, California – July 11, 2005 — DreamWorks Animation SKG, Inc. (NYSE:DWA), today confirmed that it has been informed by its principal shareholders that they will not proceed at this time with the secondary offering of $500 million of Class A common stock which was filed in a preliminary registration statement with the Securities and Exchange Commission on March 28, 2005.

“With the release of Madagascar, the company has delivered another highly successful film at the box office. To date it has grossed approximately $180 million domestically making it one of the top 10 animated films of all time,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “However, based on the current valuation of our shares, we believe it is in the best interest of all parties, including the company and its current shareholders, to withdraw the offering at this time.”

In addition, the company updated its guidance of “no profit” for the second quarter of 2005 and now anticipates that results will show a loss in the range of seven to nine cents per share for the quarter. Based on an extensive review of current sales and retail inventory data received from its distributors, the company has also updated its previous full year guidance of $1.00-$1.25 per share and now expects to earn approximately $0.80 to $0.90 per share for the full year 2005. This adjustment was primarily driven by an increase in return reserves for its 2004 titles.

“After our first quarter earnings announcement in May, the company has been working closely with our distribution partners to conduct an extensive review domestically and in several major international territories to gather more information about the performance of our home video titles, including their sales movement, inventory levels at retail as well as actual and anticipated returns,” said Kris Leslie, DreamWorks Animation’s chief financial officer. “As part of this review, we have observed changes in the marketplace that appear to have impacted our titles.

While it is too early to determine if these changes are temporary or permanent, we think it is prudent at this time to adjust our guidance to reflect higher than expected returns as well as revisions to our video forecasts.”

As previously described at the time of the company’s initial public offering, DreamWorks Animation has agreed to execute, when requested, a follow-on secondary offering on behalf of its principal shareholders. As a result, upon the future request of Jeffrey Katzenberg and David Geffen acting together, or of Vulcan Capital, the private investment group of Vulcan Inc., the company will facilitate a potential follow-on offering of shares currently owned by its principal shareholders. Each party has advised the company that they expect to revisit the potential follow-on offering when market conditions warrant a transaction. While Mr. Katzenberg and Mr. Geffen acting together can trigger an offering, they cannot participate in the selling of shares until their IPO lock-up expires on October 27, 2005.

The company also noted that six purported class action lawsuits have been filed in recent weeks against DreamWorks Animation and certain officers and directors, alleging violations of federal securities laws. The company believes these lawsuits are without merit and intends to vigorously defend itself against them. In addition, DreamWorks Animation has received a request from the staff of the Securities and Exchange Commission and is voluntarily complying with an informal inquiry concerning trading in its securities and the disclosure of its financial results on May 10, 2005. The SEC has informed DreamWorks Animation that the informal investigation should not be construed as an indication that any violations of law have occurred. The company intends to cooperate fully with the inquiry.

DreamWorks Animation will host a conference call and webcast at 10:00 a.m. (EDT) today to discuss this morning’s announcement. Investors can access the call by dialing 888-802-8577 in the U.S. and 973-935-8507 internationally or via live webcast at www.dreamworksanimation.com.

A replay of the conference call will also be available shortly after the call ends on July 11, 2005 through July 25, 2005. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 6253197 as the conference ID number. The archived webcast will be available on the company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2, Shark Tale and Madagascar. DreamWorks Animation’s next release is Wallace & Gromit—The Curse of the Were-Rabbit, which is scheduled to open in October 7, 2005.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our earnings per share guidance, including for the second quarter of 2005, constitute forward-looking statements. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. Additional factors that could cause actual results for the second quarter or full year of 2005 to differ from our guidance include: differences between management’s estimates based on currently available information and the final operating results for the second quarter or full year of 2005, potential accounting adjustments that may be made to our financial statements as part of the close of the books for the second quarter or full year of 2005, the box-office performance of our upcoming release “Wallace and Gromit- Curse of the Were-Rabbit” and any associated write-off that could result from its underperformance, and the timing, accuracy and sufficiency of the information we receive from our distributors to determine our revenues. In addition, due to the uncertainties involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K for fiscal year 2004 and our quarterly report on Form 10-Q for the first quarter of 2005. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Investors	Media
Rich Sullivan	Jim Barron/Carrie Bloom
DreamWorks Animation Investor Relations	Citigate Sard Verbinnen
ir@dreamworksanimation.com	212-687-8080
dwa@sardverb.com